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                                                               Exhibit 11.1
                  THE HOME DEPOT, INC. AND SUBSIDIARIES

                     COMPUTATION OF BASIC AND DILUTED
                            EARNINGS PER SHARE

(In Millions, Except Per Share Data)
                                Three Months Ended    Six Months Ended
                                August 1, August 2,   August 1,  August2,
                                 1999       1998        1999       1998
BASIC
Net Earnings Available
 to Common Shareholders          $   679   $   467     $ 1,169    $   804

Weighted Average Number of
   Common Shares Outstanding       1,482     1,470       1,480      1,468
       Basic Earnings Per Share  $  0.46   $  0.32     $  0.79    $  0.55


DILUTED

Net Earnings Available
 to Common Shareholders          $   679   $  467      $ 1,169    $   804

Tax-Effected Interest Expense
 Attributable to 3.25%
 Convertible Subordinated Notes        5        6           10         12

Net Earnings Available
 to Common Shareholders
 Assuming Dilution               $   684   $  473      $ 1,179    $   816

Weighted Average Number of
   Common Shares Outstanding       1,482    1,470        1,480      1,468

Effect of Potentially
 Dilutive Securities:
   3.25% Convertible
   Subordinated Notes                 48       48           48         48

   Employee Stock Plans               29       28           30         26

Weighted Average Number
 of Common Shares
    Outstanding Assuming
      Dilution                     1,559    1,546        1,558       1,542


Diluted Earnings Per Share       $  0.44   $ 0.31       $ 0.76    $   0.53

      (1) Employee stock plans represent shares granted under the Company's employee stock purchase plan and stock option plans, as well as shares issued for deferred compensation stock plans. For fiscal years 1999 and 1998, shares issuable upon conversion of the Company's 3.25% Notes, issued in October 1996,were included in weighted average shares assuming dilution for purposes of calculating diluted earnings per share. To calculate diluted earnings per share, net earnings are adjusted for tax-effected net interest and issue costs on the 3.25% Notes and divided by weighted average shares assuming dilution.




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